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                                                                EXHIBIT 6.17

                       AMERICAN INDEPENDENT NETWORK, INC.
                                PROMISSORY NOTE



Amount: $50,000                                 Dated_______________, 1997

        FOR VALUE RECEIVED, the undersigned, American Independent Network, Inc., a Delaware corporation ("Maker"), promises to pay to the order of Gary
R. Lamberg ("Lender"), the principal sum of Fifty Thousand Dollars ($50,000)(the "Amount Advanced") on or before the end of the ninety (90) day term set forth below.

                1.      INTEREST AND MATURITY DATE.

                        The principal under this Promissory Note (the "Note") shall bear interest at a flat rate of $5,000, payable at maturity, with a term of ninety (90) days from the date of issuance (the "Maturity Date").

                2.      COMPUTATION.

                        Interest not paid when due shall be added to the unpaid principal balance and shall thereafter bear interest at the same rate as principal. All payments (including prepayments) hereunder are to be applied first to the payment of accrued interest and the remaining balance shall be applied to the payment of principal. Accrued interest shall be computed on the basis of a 360 day year, based on the actual number of days elapsed.

                3.      PAYMENT.

                        Except as otherwise set forth herein, the unpaid principal under this Note, plus all accrued but unpaid interest thereon, shall be due and payable at the Maturity Date. All principal and interest payments are due at 5:00 P.M. Pacific Standard Time on the date due, payable in lawful money of the United States.

                4.      VOLUNTARY PREPAYMENT.

                        Maker may, at any time, prepay the unpaid Amount Advanced evidenced by this Promissory Note, or any interest due hereunder, in whole or in part, without penalty or premium, by paying to Lender, in cash or by wire transfer or immediately available federal funds, the amount of such prepayment. If any such prepayment is less than a full repayment, then such



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prepayment shall be applied first to the payment of accrued interest and the remaining balance shall be applied to the payment of principal.

        5.      COMMON STOCK; ANTI-DILUTION RIGHTS; PIGGY-BACK REGISTRATION
                RIGHTS.

                In consideration thereof, AIN will issue to Lender five thousand (5,000) shares of Common Stock.

                5.1 Anti-Dilution Rights. All shares of Common Stock issued to Lender pursuant to Section 3 of this Agreement, shall include anti-dilution rights through the date immediately preceding the Company's initial public offering.

                5.2 Piggy-Back Registration Rights. All shares of Common Stock issued to Lender, pursuant to Section 3 of this Agreement, shall include unlimited piggy-back registration rights.

        6.      USURY MATTERS.

                It is expressly stipulated and agreed to be the intent of Maker and Lender to comply with, at all times, the applicable state law governing the maximum rate or amount of interest payable on the Note (or applicable federal law to the extent that it permits the Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable state law). In the event the applicable law is judicially interpreted so as to render usurious any amount called for under the Note or contracted for, charged, taken, reserved or received with respect to such indebtedness, or if Lender's exercise of his, her or its option to accelerate the maturity of the Note, or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is the express intent of both Maker and Lender that all excess amounts theretofore collected by Lender be credited to the principal balance of the Note (or, if this Note has been or would thereby be paid in full, refunded to Maker). In the event such judicial interpretation is applied to this Note, the provisions of this Note shall immediately be deemed amended and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new, or amendment to any existing, document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount legally permitted.

        7.      WAIVERS.

                Except as set forth elsewhere herein, Maker, for itself and its legal representatives, successors, and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, notice of intent to accelerate, notice of acceleration, presentment for the purpose of accelerating maturity, and diligence in collection.


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more than ten (10) days after the due date. Maker agrees that this charge is a reasonable estimate of extra expenses the Lender will incur, and is not a penalty.

        10.     ACCELERATION; ATTORNEY'S FEES.

                At the option of the Lender, and without demand or notice, all principal and any unpaid interest shall become immediately due and payable upon an event of default as set forth in Section 8 hereinabove. Any reasonable attorneys fees and other expenses incurred by the Lender in enforcing any of its rights hereunder or from a bankruptcy filing relating to the Maker, or any of the other events described in Section 8 and 9 hereinabove, shall be deemed additional indebtedness of the Maker and added to the principal amount of the Note, irrespective of whether Lender files suit against Maker.

        11.     SECURITY INTERESTS.

                It is further understood that this Notes is secured by the security interests granted to Lender pursuant to the Bridge Loan and Security Agreement between the Parties.

        12.     SECTION HEADINGS.

                Headings and numbers have been set forth for convenience only. Unless the contrary is compelled by the context, the language set forth in each paragraph applies equally to the entire Note.

        13.     AMENDMENTS IN WRITING.

                This Note may only be changed, modified or amended in writing signed by the Parties.

        14.     CHOICE OF LAW.

                The Notes and all transactions hereunder and evidenced hereby shall be governed by, construed under, and enforced in accordance with the laws of the State of California.

        15.     WAIVER OF TRIAL BY JURY.

                For separate and legal consideration received, Maker hereby waives, to the extent permitted under applicable law, any right to trial by jury in any action or proceeding relating to the Note.

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